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                                                           FK&S Draft -- 2/3/00

                              [1,500,000] SHARES

                      DOBSON COMMUNICATIONS CORPORATION

               CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE

                           STOCK PURCHASE AGREEMENT

                                                              February __, 2000

AT&T Wireless Services, Inc.
7277 164th  Avenue, N.E.
Redmond, WA  98052

Dear Sirs:

        Dobson Communications Corporation, an Oklahoma corporation (the "Company"), proposes to sell to AT&T Wireless Services, Inc. ("AWS") [1,500,000] shares (the "Stock") of the Company's Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"). This is to confirm the agreement concerning the purchase of the Stock from the Company by AWS. Capitalized terms used but not defined herein have the meanings given to such terms in the Underwriting Agreement dated as of the date hereof (the "Underwriting Agreement") between the Company and the underwriters named therein.

        1. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company represents, warrants and agrees that:

        (a) The Registration Statement and the Prospectus conform, and any post-effective amendments or supplements to the Registration Statement or the Prospectus did, when they became effective or were filed with the Commission, as the case may be, conform in all respects to the requirements of the Securities Act and the Rules and Regulations and did not, as of the effective date (as to the Registration Statement and any pre-effective amendment thereto) and as of the applicable filing date with respect to any post-effective amendment to the Registration Statement, and as to the Prospectus, and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading.

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        (b)   The shares of the Stock to be issued and sold by the Company to
AWS hereunder have been duly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued, fully paid and non-assessable and the Stock will conform, in all material respects, to the description thereof contained in the Prospectus. The certificates for the Class A Common Stock are in valid and sufficient form.

        (c) This Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by AWS) constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing.

        (d) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, by the Company's amended and restated certificate of incorporation and by the Agreement and Plan of Recapitalization, dated as of January 31, 2000, among the Company, Dobson Operating Company, Dobson CC Limited Partnership, Russell
L. Dobson, J.W. Childs Equity Partners II, L.P., AT&T Wireless Services, Inc. and the holders of issued and outstanding shares of the Company's pre-recapitalization Class A Common Stock, par value $.001 per share, and Class D Preferred Stock, par value $1.00 per share, listed on the signature pages therein (the "Recapitalization Agreement"), providing for the recapitalization described in the Prospectus under the captions "Capitalization", "The Recapitalization" and "Description of Capital Stock" (such actions are herein collectively called the "Recapitalization"),: (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such conflicts, breaches or violations that, individually or in the aggregate, would not have a Material Adverse Effect; (ii) will not result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries; (iii) will not result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except for such violations that, individually or in the aggregate, would not have a Material Adverse Effect; and (iv) except for the registration of the Stock under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required
(a) under the Securities Exchange Act of 1934, as amended, (b) by applicable state or foreign securities laws in connection with the purchase of the Stock by AWS and (c) by the National Association of Securities Dealers, Inc., will not require any consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and by the Recapitalization.

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        (e)   There are no contracts, agreements or understandings between the Company and its subsidiaries and any other person that would give rise to a valid claim against the Company or any of its subsidiaries or AWS for a brokerage commission, finder's fee or like payment in connection with the issuance, purchase and sale of the Stock.

        (f) There are no transfer taxes or other similar fees or charges under federal law or the laws of any state or foreign jurisdiction, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Stock.

        (g) At the First Delivery Date the Company's amended and restated certificate of incorporation providing for the Recapitalization as described in the Prospectus will have been duly filed with the Secretary of State of the State of Oklahoma and the Recapitalization will have become effective.

        (h) (i) The Recapitalization Agreement, the Agreement and Plan of Merger, dated October 5, 1999, among ACC Acquisition LLC, ACC Acquisition Co. and American Cellular Corporation (the "Merger Agreement"), the Amended and Restated Limited Liability Company Agreement of ACC Acquisition LLC, dated as of January 31, 2000, between AT&T Wireless Services JV Co., Dobson JV Company and ACC Acquisition LLC (the "LLC Agreement"), the Operating Agreement, dated as of January 31, 2000, among AT&T Wireless Services, Inc. and its affiliates, and ACC Acquisition LLC, on behalf of American Cellular Corporation and its affiliates (the "Operating Agreement"), and the Management Agreement, dated as of January 31, 2000, between Dobson Cellular Systems, Inc. and ACC Acquisition LLC, (the "Management Agreement" and, together with the Merger Agreement, the Operating Agreement, the Management Agreement and the LLC Agreement, the "American Cellular Agreements") are in full force and effect and no party to the Recapitalization Agreement or any of the American Cellular Agreements has sought to modify, amend or waive any of the provisions thereof; (ii) the representations and warranties of the Company, and to the knowledge of the Company the representations and warranties of the other parties to the Recapitalization Agreement and the American Cellular Agreements, contained in the Recapitalization Agreement and the American Cellular Agreements, respectively, were true and correct in all respects as of the dates of the Recapitalization Agreement and the American Cellular Agreements, respectively, and as of the date hereof; the Company is not, and to the knowledge of the Company, no other party to the Recapitalization Agreement or any of the American Cellular Agreements is in breach of any of the terms thereof; (iii) except as disclosed in or contemplated by the Recapitalization Agreement or any of the American Cellular Agreements, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body was required for the execution and delivery of, or is required for the performance of, the Recapitalization Agreement or any of the American Cellular Agreements by any of the parties thereto and the consummation of the transactions contemplated thereby; and (iv) other than the American Cellular Agreements, there are no other material agreements relating to the Company's proposed joint venture with AWS or to acquire American Cellular Corporation.

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        2.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF AWS.  AWS
represents, warrants and agrees that:

        (a) The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby by it have been duly and validly authorized by its board of directors and no other proceedings on its part which have not been taken are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

        (b) This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery thereof by the Company) constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

        (c) It has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby.

        (d) It is not relying on and acknowledges that no representation is being made by the Company or any of its officers, employees, affiliates, agents or representatives, except for representations and warranties expressly set forth in this Agreement and information set forth in the Registration Statement, and, in particular, it is not relying on, and acknowledges that no representation is being made in respect of, (i) any projections, estimates or budgets delivered to or made available to them of future revenues, expenses or expenditures, or future results of operations and (ii) any other information or documents delivered or made available to it or its representatives, except for representations and warranties expressly set forth in this Agreement, information set forth in the Registration Statement, and such information and documents obtained by it as a stockholder of the Company and through its representatives who serve as members of the Company's board of directors, as the case may be.

        3. PURCHASE OF THE STOCK BY AWS; DELIVERY AND PAYMENT. On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Company agrees to sell to AWS, and AWS agrees to purchase from the Company, [1,500,000] shares of the Stock. The price of the Stock shall be $_____ per share. Delivery of and payment for the Stock shall be made at the office of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m., New York City time, on the First Delivery Date. On the First Delivery Date, the Company shall deliver or cause to be delivered a certificate representing the Stock to AWS against payment to or upon the order of the Company of the purchase price by wire transfer in immediately available funds. Upon delivery, the Stock shall be registered in the name of AWS.

        4. EXPENSES. The Company agrees to pay (a) the costs incident to the authorization, issuance, sale and delivery of the Stock and any taxes payable in that

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connection and (b) all other costs and expenses incident to the performance of the obligations of the Company under this Agreement; provided that AWS shall pay its own costs and expenses, including the costs and expenses of its counsel.

        5. CONDITION OF AWS' OBLIGATIONS. The obligations of AWS hereunder are subject to the accuracy, when made and on the First Delivery Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

        (a) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Stock, the Registration Statement and the Prospectus, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for AWS, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

        (b) McAfee & Taft, A Professional Corporation, shall have furnished to AWS their written opinion, as counsel to the Company, addressed to AWS and dated the First Delivery Date, in the form of the opinion delivered to the Underwriters pursuant to Section 9(d) of the Underwriting Agreement.

        (c) Wilkinson Barker Knauer, LLP shall have furnished to AWS their written opinion, as regulatory counsel to the Company, addressed to AWS and dated the First Delivery Date, in the form of the opinion delivered to the Underwriters pursuant to Section 9(f) of the Underwriting Agreement.

        (d) The Company shall have furnished to AWS a certificate, dated the First Delivery Date, of its Chairman of the Board, its President or a Vice President and its Chief Financial Officer, in the form of the certificate delivered to the Underwriters pursuant to Section 9(l) of the Underwriting Agreement.

        6.   INDEMNIFICATION AND CONTRIBUTION.

        (a) AWS shall indemnify and hold harmless the Company and its affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 6(a) Indemnified Party"), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) (collectively, "Losses") incurred by him/her or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 6(a) Indemnified Party may be involved or with which he/she or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 6(a) Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from (a) any representation or warranty of AWS contained herein being untrue in any material respect as of the date on which it was made or (b) any material default by such

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indemnifying party or any of its affiliates in the performance of their respective obligations herein, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 6(a) Indemnified Party or its affiliates.

        (b) The Company shall indemnify and hold harmless AWS and its affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 6(b) Indemnified Party"), against all Losses incurred by him/her or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 6(b) Indemnified Party may be involved or with which he/she or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 6(b) Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from (a) any representation or warranty of the Company contained herein being untrue in any material respect as of the date on which it was made or (b) any material default by the Company or any of its affiliates in the performance of their respective obligations herein, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such
Section 6(b) Indemnified Party or its affiliates.

        (c) (i) The terms of this Section 6(c) shall apply to any claim (a "Claim") for indemnification under the terms of Sections 6(a) or 6(b). The
Section 6(a) Indemnified Party or Section 6(b) Indemnified Party (each, an "Indemnified Party"), as the case may be, shall give prompt written notice of such Claim to the indemnifying party (the "Indemnifying Party") under the applicable Section, which party may assume the defense thereof, provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.
The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 6 to the fullest extent permitted by law.

             (ii) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

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             (iii) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten business days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Section 6, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Section 6.

             (iv) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified
        Parties: (A) AWS, its affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them; and (B) the Company, its affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them.

        7. TERMINATION. The obligations of AWS hereunder may be terminated by AWS by notice given to and received by the Company prior to delivery of and payment for the Stock if the First Delivery Date does not occur prior to March 31, 2000.

        8. NOTICES, ETC. All statements, requests, notices and agreements hereunder shall be in writing, and:

        (a) if to AWS, shall be delivered or sent by mail, telex or facsimile transmission to AT&T Wireless Services, Inc., 7277 164th Ave., N.E., Redmond, Washington 98052, Attention: William W. Hague (Fax: 425-580-8405); with a copy to Friedman Kaplan & Seiler LLP, 875 Third Avenue, New York, New York 10022, Attention: Matthew S. Haiken, Esq. (Fax: 212-355-6401); and

        (b) if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Bruce R. Knooihuizen, Vice President - Chief Financial Officer / Ronald L. Ripley, Vice President - Senior Corporate Counsel (Fax: 405-529-8515); with a copy to McAfee & Taft, A Professional Corporation, 211 North Robinson, Suite 1000, Oklahoma City, Oklahoma 73102,
Attention:  Theodore M. Elam, Esq. (Fax:  405-235-0439).

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Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

        9. BENEFICIARIES OF AGREEMENT. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and the Section 6(a) Indemnified Parties and the
Section 6(b) Indemnified Parties, and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise.

        10. SURVIVAL. The respective indemnities, representations, warranties and agreements of the Company and AWS contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Stock and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

        11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of New York.

        12. COUNTERPARTS. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

        13. HEADINGS. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

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        If the foregoing correctly sets forth the agreement between the
Company and AWS, please indicate your acceptance in the space provided for that purpose below.

                                       Very truly yours,

                                       DOBSON COMMUNICATIONS CORPORATION

                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

Accepted:

AT&T WIRELESS SERVICES, INC.

By:
    -----------------------------------
    Name:
    Title:


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